Exhibit 99.1

RPM Reports Record Results for Fiscal 2022 Third Quarter

•	Record third-quarter sales of $1.43 billion, a 13% increase over prior-year period

•	Third-quarter net income was $33.0 million, income before income taxes was $40.5 million, diluted EPS was $0.25, and adjusted diluted EPS was $0.38

•	Record third-quarter EBIT of $66.9 million, a 2.3% increase over prior-year period

•	Record third-quarter adjusted EBIT of $80.6 million, a 0.8% increase over prior-year period

•	Fiscal 2022 fourth-quarter outlook calls for sales growth and adjusted EBIT growth in the low teens

MEDINA, OH – April 6, 2022 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2022 third quarter ended February 28, 2022.

Third-Quarter Consolidated Results

Fiscal 2022 third-quarter net sales were a record $1.43 billion, an increase of 13.0% over the $1.27 billion reported a year ago. Third-quarter net income was $33.0 million, a 13.7% decrease compared to $38.2 million reported in the year-ago period, and diluted earnings per share (EPS) were $0.25, a decrease of 13.8% compared to $0.29 in the year-ago quarter. Income before income taxes (IBT) was $40.5 million compared to $55.9 million reported in the fiscal 2021 third quarter. RPM’s consolidated earnings before interest and taxes (EBIT) were a third-quarter record, up 2.3% to $66.9 million compared to $65.4 million reported in the fiscal 2021 third quarter.

The third quarter of fiscal 2022 and 2021 included certain restructuring and other items that are not indicative of RPM’s ongoing operations. These items are detailed in the tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts. Excluding these items, RPM’s adjusted EBIT was a third-quarter record, up 0.8% to $80.6 million compared to $79.9 million during the year-ago period. In addition, the company has continued to exclude the impact of gains and losses from marketable securities from adjusted EPS, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty.1 Excluding charges not indicative of ongoing operations, adjusted diluted EPS was $0.38 in the third quarter of both fiscal 2022 and 2021.

“RPM’s associates persevered through unprecedented supply chain challenges, Omicron-related disruptions and inflation to generate record EBIT and record sales during the third quarter despite a difficult comparison to the prior year,” stated Frank C. Sullivan, RPM chairman and CEO. “Adjusted EBIT growth was driven by three of our four segments, which leveraged selling price adjustments and operational improvements to the bottom line.

“We have been fast to respond to supply chain challenges by quickly scaling up in-house resin production at the manufacturing plant we acquired in Texas last September. Additionally, as a result of our on-going investments in the fastest-growing areas of our business, our high-performance building construction and coatings systems have achieved accelerated growth. Construction and industrial maintenance activity was robust, energy markets began to rebound and consumer takeaway remained strong.”

RPM Reports Fiscal 2022 Third-Quarter Results

April 6, 2022

Third-Quarter Segment Sales and Earnings

Construction Products Group

Construction Products Group net sales increased 21.7% to a record $482.0 million during the fiscal 2022 third quarter, compared to fiscal 2021 third-quarter net sales of $396.0 million. Organic growth was 23.2% and acquisitions contributed 2.2% to sales. Foreign currency translation headwinds reduced sales by 3.7%. Segment IBT was $31.5 million compared to $14.4 million a year ago. EBIT was $33.2 million, up 101.4% compared to EBIT of $16.5 million in the fiscal 2021 third quarter. Excluding certain items not indicative of ongoing operations, fiscal 2022 adjusted EBIT increased 89.7% to a record $35.1 million compared to adjusted EBIT of $18.5 million reported during the year-ago period.

CPG record revenue growth was largely due to the continued success in promoting its innovative building envelope products and differentiated restoration solutions. CPG’s fastest-growing businesses were those providing roofing systems, insulated concrete forms, commercial sealants, as well as admixtures and repair products for concrete. The segment’s international operations generated strong top-line growth in local currencies, which was muted by the strengthening U.S. dollar. Despite a difficult prior-year comparison, CPG was able to increase adjusted EBIT and EBIT margin to third-quarter records as a result of improved product mix, volume growth and operational improvements. All of these factors, combined with selling price increases, helped to offset high raw material inflation.

Performance Coatings Group

Performance Coatings Group net sales were a record $270.9 million during the fiscal 2022 third quarter, an increase of 19.6% from net sales of $226.5 million reported a year ago. Organic sales increased 17.8% and acquisitions contributed 3.4%, which were partially offset by a foreign currency translation headwind of 1.6%. Segment IBT was $24.9 million compared with IBT of $12.2 million reported a year ago. EBIT was $24.8 million, an increase of 105.6% compared to EBIT of $12.1 million in the fiscal 2021 third quarter. Adjusted EBIT, which excludes charges not indicative of ongoing operations, increased 89.9% to a record $26.8 million during the third quarter of fiscal 2022 from adjusted EBIT of $14.1 million during the year-ago period.

PCG’s momentum accelerated in the third quarter, with all of its North American businesses generating double-digit organic sales growth. PCG’s businesses serving emerging markets experienced robust growth, and its European companies continued their steady rebound. Driving its strong top-line were increased industrial maintenance spending, recovery in energy markets and price increases. PCG’s best-performing businesses were those providing polymer flooring systems, corrosion control coatings and raised flooring systems. Adjusted EBIT increased as a result of volume growth, operational improvements and product mix. Adjusted EBIT margin was a record for the fiscal 2022 third quarter.

RPM Reports Fiscal 2022 Third-Quarter Results

April 6, 2022

Specialty Products Group

The Specialty Products Group reported record net sales of $189.4 million during the third quarter of fiscal 2022, an increase of 11.9% compared to net sales of $169.2 million in the fiscal 2021 third quarter. Organic sales increased 11.9% and acquisitions added 0.8%, which were offset by unfavorable foreign currency translation of 0.8%. Segment IBT was $25.9 million compared to $24.6 million in the prior-year period. EBIT was $25.9 million, an increase of 5.2% compared to EBIT of $24.6 million in the fiscal 2021 third quarter. Adjusted EBIT, which excludes charges not indicative of ongoing operations, was a record $26.6 million in the fiscal 2022 third quarter, an increase of 5.4% compared to adjusted EBIT of $25.3 million in last year’s quarter.

SPG generated record sales as a result of strong performance at nearly all of its businesses, with the highest growth coming from those serving the OEM and food additives markets. In addition, sales of the disaster restoration equipment business rebounded after securing a supply of semiconductor chips and reconfiguring its products to accommodate them. SPG adjusted EBIT was a third-quarter record largely due to operational improvements.

Consumer Group

Consumer Group net sales were a record $491.6 million during the third quarter of fiscal 2022, an increase of 2.9% compared to net sales of $477.7 million reported in the third quarter of fiscal 2021. Organic sales increased 3.6%, which was partially offset by unfavorable foreign currency translation of 0.7%. Consumer Group IBT was $16.9 million compared with IBT of $42.8 million in the prior-year period. EBIT was $16.8 million, a decrease of 60.7% compared to EBIT of $42.8 million in the fiscal 2021 third quarter. Excluding charges not indicative of ongoing operations, fiscal 2022 third-quarter adjusted EBIT was $17.2 million, a decrease of 63.9% compared to adjusted EBIT of $47.8 million reported during the prior-year period.

As expected, the Consumer Group was able to grow revenue as the severe alkyd resin shortages it had experienced were partially offset due to supply provided by the Texas-based manufacturing facility that RPM acquired in September. The Consumer Group also faced a challenging comparison to the prior-year period when sales increased 19.8% and adjusted EBIT increased 48.6% due to elevated demand for its home improvement products during the pandemic’s first phase. The segment’s fiscal 2022 third-quarter sales were still 23.3% above pre-pandemic levels of the third quarter of fiscal 2020.

Due to the nature of its products and the markets it serves, inflation has had a greater impact on the Consumer Group than RPM’s other segments. In addition, fiscal 2022 third-quarter adjusted EBIT was challenged by unreliable shipping and supply resulting from labor shortages caused by the Omicron variant. Partially offsetting these factors were price increases and operational improvements. The Consumer Group continues to implement price increases to catch up with inflation, build resilience in its supply chain, and invest in capacity and process improvements to meet customer demand.

RPM Reports Fiscal 2022 Third-Quarter Results

April 6, 2022

Cash Flow and Financial Position

For the first nine months of fiscal 2022, cash from operations was $156.0 million, compared to $651.9 million during the first nine months of fiscal 2021. The decrease is primarily due to supply chain disruptions that have resulted in lower margins and higher raw material costs impacting inventory. Capital expenditures during the current nine-month period of $152.4 million compared to $103.2 million over the same time in fiscal 2021 as the company continued to invest in additional manufacturing capacity to meet increased demand. Total debt at the end of the first nine months of fiscal 2022 was $2.59 billion compared to $2.31 billion a year ago and $2.38 billion at May 31, 2021.

Total liquidity, including cash and committed revolving credit facilities, was $1.46 billion at February 28, 2022, compared to $1.46 billion at May 31, 2021. RPM’s liquidity remains high, enabling it to manage supply chain challenges while continuing to invest in operational improvements, acquisitions and expanded manufacturing capacity. During the first nine months of fiscal 2022, the company returned $180.1 million to shareholders through cash dividends and share repurchases.

In January, RPM completed a $300 million offering of 2.95% 10-year notes. The net proceeds are intended to be used to repay a portion of the outstanding borrowings under its revolving credit facility and for general corporate purposes.

Business Outlook

For the fiscal 2022 fourth quarter, RPM’s operations and those of its suppliers are expected to be impacted by ongoing supply chain challenges and raw material shortages, which will exert pressure on revenues and productivity. The strengthening U.S. dollar will also unfavorably impact the translation of RPM’s results in international markets. While RPM’s sales to Ukraine and Russia are immaterial, the Russian sanctions are exacerbating inflation of energy and transportation costs. They are also creating supply challenges for plant-based raw materials, as well as those that are derivatives of oil. Although it is too soon to discern, rising interest rates may slow business and consumer spending in the coming months.

In spite of these challenges, RPM expects to generate fiscal 2022 fourth-quarter consolidated sales growth in the low teens versus a difficult comparison to last year’s fourth-quarter sales, which grew 19.6%. The company also anticipates sales growth in the low teens in all four of its operating segments as a result of strategic investments it is making to capitalize on market opportunities and industry trends.

Consolidated adjusted EBIT for the fourth quarter of fiscal 2022 is anticipated to increase in the low teens versus the same period last year, when adjusted EBIT was up 10.6%. The company expects that earnings will continue to be affected by raw material, freight and wage inflation, as well as by the impact on sales volumes from operational disruptions caused by raw material shortages. The Consumer Group will disproportionately be impacted by these issues. Its EBIT margins have eroded all three quarters of this fiscal year due to inflationary pressures, which are more impactful on the Consumer Group than RPM’s other segments. The Consumer Group continues to work to neutralize these factors by improving operational efficiencies, implementing additional price increases to catch up with inflation and adding manufacturing capacity to improve resiliency.

RPM remains tightly focused on generating long-term, sustained value for its stakeholders by managing through macroeconomic challenges, accelerating top-line growth and continuously improving the efficiency of its operations.

RPM Reports Fiscal 2022 Third-Quarter Results

April 6, 2022

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 833-323-0996 or 236-712-2462 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on April 6, 2022, until 11:59 p.m. EDT on April 13, 2022. The replay can be accessed by dialing 800-585-8367 or 416-621-4642 for international callers. The access code is 4088503. The call also will be available both live and for replay, and as a written transcript, via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,500 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Footnote

1 These investments resulted in a net after-tax loss of $5.3 million for the third quarter of fiscal 2022 and a net after-tax gain of $5.5 million during the same quarter last year.

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT

RPM Reports Fiscal 2022 Third-Quarter Results

April 6, 2022

impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our fourth-quarter fiscal 2022 adjusted EBIT guidance because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the Covid pandemic; (l) risks related to adverse weather conditions or the impacts of climate change and natural disasters; and (m) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2021, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 28,	February 28,	February 28,
	2022	2021	2022	2021
Net Sales	$1,433,879	$1,269,395	$4,723,838	$4,361,981
Cost of Sales	935,293	797,454	3,029,287	2,650,213

Gross Profit	498,586	471,941	1,694,551	1,711,768
Selling, General & Administrative Expenses	433,569	402,186	1,290,245	1,197,556
Restructuring Expense	1,140	3,129	5,128	12,280
Interest Expense	22,016	20,964	64,127	63,975
Investment Expense (Income), Net	4,355	(11,454)	1,421	(33,735)
(Gain) on Sales of Assets, Net	(249)	—	(42,491)	—
Other (Income) Expense, Net	(2,742)	1,256	(9,001)	7,507

Income Before Income Taxes	40,497	55,860	385,122	464,185
Provision for Income Taxes	7,248	17,394	91,962	117,049

Net Income	33,249	38,466	293,160	347,136
Less: Net Income Attributable to Noncontrolling Interests	230	224	684	640

Net Income Attributable to RPM International Inc. Stockholders	$33,019	$38,242	$292,476	$346,496

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.26	$0.30	$2.27	$2.68

Diluted	$0.25	$0.29	$2.26	$2.66

Average shares of common stock outstanding - basic	127,943	128,447	128,013	128,455

Average shares of common stock outstanding - diluted	129,702	129,949	129,622	129,052

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 28,	February 28,	February 28,
	2022	2021	2022	2021
Net Sales:
CPG Segment	$482,026	$395,969	$1,740,578	$1,447,179
PCG Segment	270,865	226,523	858,987	745,145
SPG Segment	189,371	169,161	565,050	503,239
Consumer Segment	491,617	477,742	1,559,223	1,666,418

Total	$1,433,879	$1,269,395	$4,723,838	$4,361,981

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$31,498	$14,431	$276,223	$184,613
Interest (Expense), Net (b)	(1,735)	(2,074)	(5,254)	(6,325)

EBIT (c)	33,233	16,505	281,477	190,938
MAP to Growth & other cost-savings related initiatives (d)	1,034	1,987	3,258	8,646
Unusual executive costs, net of insurance proceeds (f)	805	—	805	—
Adjustment to Exit Flowcrete China (g)	—	—	—	(305)
(Gain) on Sales of Assets, Net (i)	—	—	(41,906)	—

Adjusted EBIT	$35,072	$18,492	$243,634	$199,279

PCG Segment
Income Before Income Taxes (a)	$24,917	$12,158	$97,849	$64,719
Interest Income (Expense), Net (b)	76	75	407	53

EBIT (c)	24,841	12,083	97,442	64,666
MAP to Growth & other cost-savings related initiatives (d)	1,974	2,039	5,708	8,364
Acquisition-related costs (e)	—	—	339	—
Unusual executive costs, net of insurance proceeds (f)	—	—	472	—

Adjusted EBIT	$26,815	$14,122	$103,961	$73,030

SPG Segment
Income Before Income Taxes (a)	$25,881	$24,560	$71,028	$73,415
Interest (Expense), Net (b)	(18)	(64)	(82)	(219)

EBIT (c)	25,899	24,624	71,110	73,634
MAP to Growth & other cost-savings related initiatives (d)	790	649	1,422	5,332
Acquisition-related costs (e)	(45)	—	(45)	—

Adjusted EBIT	$26,644	$25,273	$72,487	$78,966

Consumer Segment
Income Before Income Taxes (a)	$16,893	$42,724	$95,912	$263,813
Interest Income (Expense), Net (b)	62	(60)	211	(187)

EBIT (c)	16,831	42,784	95,701	264,000
MAP to Growth & other cost-savings related initiatives (d)	394	4,977	1,254	9,976
Acquisition-related costs (e)	—	—	—	1,178
Unusual executive costs, net of insurance proceeds (f)	—	—	776	—

Adjusted EBIT	$17,225	$47,761	$97,731	$275,154

Corporate/Other
(Loss) Before Income Taxes (a)	$(58,692)	$(38,013)	$(155,890)	$(122,375)
Interest (Expense), Net (b)	(24,756)	(7,387)	(60,830)	(23,562)

EBIT (c)	(33,936)	(30,626)	(95,060)	(98,813)
MAP to Growth & other cost-savings related initiatives (d)	7,114	6,217	17,272	20,025
Acquisition-related costs (e)	1,263	—	2,063	—
Unusual executive costs, net of insurance proceeds (f)	360	(1,324)	2,625	(1,267)
Settlement for SEC Investigation & Enforcement Action (h)	—	—	—	2,000

Adjusted EBIT	$(25,199)	$(25,733)	$(73,100)	$(78,055)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$40,497	$55,860	$385,122	$464,185
Interest (Expense)	(22,016)	(20,964)	(64,127)	(63,975)
Investment (Expense) Income, Net	(4,355)	11,454	(1,421)	33,735

EBIT (c)	66,868	65,370	450,670	494,425
MAP to Growth & other cost-savings related initiatives (d)	11,306	15,869	28,914	52,343
Acquisition-related costs (e)	1,218	—	2,357	1,178
Unusual executive costs, net of insurance proceeds (f)	1,165	(1,324)	4,678	(1,267)
Adjustment to Exit Flowcrete China (g)	—	—	—	(305)
Settlement for SEC Investigation & Enforcement Action (h)	—	—	—	2,000
(Gain) on Sales of Assets, Net (i)	—	—	(41,906)	—

Adjusted EBIT	$80,557	$79,915	$444,713	$548,374

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.

(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.

(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)	Reflects restructuring and other charges, almost all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows:

“Inventory-related charges,” & “Accelerated Expense—Other,” which have been recorded in Cost of Goods Sold;

“Headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards,” all of which have been recorded in

Restructuring Expense;

“Accelerated Expense—Other,” “Receivable writeoffs (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual costs triggered by executive departures,” “Divestitures,” & “Discontinued Product Line,” which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups, as well as external consulting costs included in selling, general & administrative expenses for costs associated with due diligence activities related to potential acquisition targets.

(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.

(g)

In FY18, we added back a charge to exit our Flowcrete China business. Included in that charge from FY18 was an accrual for a contingent liability. During Q2 2021, the contingent liability was resolved, and a favorable adjustment of ~ $0.3 million was recognized.

(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount was accrued for in our consolidated financial statements as of the period ending November 30, 2020, and paid during the period ending February 28, 2021.

(i)	Reflects the net gain associated with the sale of certain real property assets within our CPG segment during Q2 2022.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 28,	February 28,	February 28,
	2022	2021	2022	2021
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.25	$0.29	$2.26	$2.66
MAP to Growth & other cost-savings related initiatives (d)	0.07	0.10	0.17	0.32
Acquisition-related costs (e)	0.01	—	0.01	0.01
Unusual executive costs, net of insurance proceeds (f)	0.01	(0.01)	0.03	(0.01)
Settlement for SEC Investigation & Enforcement Action (h)	—	—	—	0.01
(Gain) on Sales of Assets, Net (i)	—	—	(0.28)	—
Discrete Tax Adjustment (j)	—	0.04	—	0.04
Investment returns (k)	0.04	(0.04)	0.05	(0.15)

Adjusted Earnings per Diluted Share (l)	$0.38	$0.38	$2.24	$2.88

(d)	Reflects restructuring and other charges, almost all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows:

“Inventory-related charges,” & “Accelerated Expense—Other,” which have been recorded in Cost of Goods Sold;

“Headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards,” all of which have been recorded in

Restructuring Expense;

“Accelerated Expense - Other,” “Receivable writeoffs (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual costs triggered by executive departures,” “Divestitures,” & “Discontinued Product Line,” all of which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups, as well as external consulting costs included in selling, general & administrative expenses for costs associated with due diligence activities related to potential acquisition targets.

(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount was accrued for in our consolidated financial statements as of the period ending November 30, 2020, and paid during the period ending February 28, 2021.

(i)	Reflects the net gain associated with the sale of certain real property assets within our CPG segment during Q2 2022.
(j)	Income tax charge for an increase to our deferred income tax liability for withholding taxes on additional unremitted foreign earnings not considered permanently reinvested.
(k)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(l)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	February 28, 2022	February 28, 2021	May 31, 2021
Assets
Current Assets
Cash and cash equivalents	$193,191	$249,214	$246,704
Trade accounts receivable	1,135,190	1,050,986	1,336,728
Allowance for doubtful accounts	(49,794)	(52,203)	(55,922)

Net trade accounts receivable	1,085,396	998,783	1,280,806
Inventories	1,191,791	913,302	938,095
Prepaid expenses and other current assets	339,977	286,274	316,399

Total current assets	2,810,355	2,447,573	2,782,004

Property, Plant and Equipment, at Cost	2,080,631	1,887,807	1,967,482
Allowance for depreciation	(1,031,613)	(985,176)	(1,002,300)

Property, plant and equipment, net	1,049,018	902,631	965,182

Other Assets
Goodwill	1,343,962	1,310,762	1,345,754
Other intangible assets, net of amortization	601,641	612,702	628,693
Operating lease right-of-use assets	312,157	292,224	300,827
Deferred income taxes, non-current	23,122	37,991	26,804
Other	190,347	188,502	203,705

Total other assets	2,471,229	2,442,181	2,505,783

Total Assets	$6,330,602	$5,792,385	$6,252,969

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$675,529	$569,002	$717,176
Current portion of long-term debt	703,250	1,027	1,282
Accrued compensation and benefits	206,632	190,167	258,380
Accrued losses	25,646	23,457	29,054
Other accrued liabilities	323,846	303,852	325,522

Total current liabilities	1,934,903	1,087,505	1,331,414

Long-Term Liabilities
Long-term debt, less current maturities	1,883,106	2,310,483	2,378,544
Operating lease liabilities	270,293	251,563	257,415
Other long-term liabilities	308,340	502,724	436,176
Deferred income taxes	97,315	90,440	106,395

Total long-term liabilities	2,559,054	3,155,210	3,178,530

Total liabilities	4,493,957	4,242,715	4,509,944

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 129,496; 129,815; 129,573)	1,295	1,298	1,295
Paid-in capital	1,085,317	1,045,585	1,055,400
Treasury stock, at cost	(691,418)	(621,836)	(653,006)
Accumulated other comprehensive (loss)	(552,308)	(622,937)	(514,884)
Retained earnings	1,992,160	1,745,375	1,852,259

Total RPM International Inc. stockholders’ equity	1,835,046	1,547,485	1,741,064
Noncontrolling interest	1,599	2,185	1,961

Total equity	1,836,645	1,549,670	1,743,025

Total Liabilities and Stockholders’ Equity	$6,330,602	$5,792,385	$6,252,969

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 28,	February 28,
	2022	2021
Cash Flows From Operating Activities:
Net income	$293,160	$347,136
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	114,295	109,119
Restructuring charges, net of payments	(2,341)	(3,830)
Fair value adjustments to contingent earnout obligations	2,470	1,829
Deferred income taxes	(16,908)	24,473
Stock-based compensation expense	29,287	31,157
Net loss (gain) on marketable securities	10,032	(29,652)
Net (gain) on sales of assets	(42,491)	—
Other	112	(394)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	170,513	181,032
(Increase) in inventory	(273,519)	(57,702)
Decrease in prepaid expenses and other current and long-term assets	506	19,133
(Decrease) increase in accounts payable	(9,884)	31,825
(Decrease) in accrued compensation and benefits	(47,442)	(1,107)
(Decrease) increase in accrued losses	(2,985)	3,054
(Decrease) in other accrued liabilities	(68,854)	(7,615)
Other	—	3,448

Cash Provided By Operating Activities	155,951	651,906

Cash Flows From Investing Activities:
Capital expenditures	(152,401)	(103,226)
Acquisition of businesses, net of cash acquired	(116,457)	(114,355)
Purchase of marketable securities	(13,674)	(30,784)
Proceeds from sales of marketable securities	9,004	28,773
Proceeds from sales of assets	51,913	—
Other	(55)	1,664

Cash (Used For) Investing Activities	(221,670)	(217,928)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	300,967	—
Reductions of long-term and short-term debt	(72,493)	(249,518)
Cash dividends	(152,575)	(145,457)
Repurchases of common stock	(27,500)	(24,628)
Shares of common stock returned for taxes	(10,906)	(17,083)
Payments of acquisition-related contingent consideration	(5,774)	(2,218)
Other	(3,824)	(786)

Cash Provided By (Used For) Financing Activities	27,895	(439,690)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(15,689)	21,510

Net Change in Cash and Cash Equivalents	(53,513)	15,798
Cash and Cash Equivalents at Beginning of Period	246,704	233,416

Cash and Cash Equivalents at End of Period	$193,191	$249,214